Exhibit 10.53

First Amendment to Employment Agreement

This First Amendment to Employment Agreement (this "Amendment") dated March 7, 2016 is an amendment to that certain Employment Agreement (the "Agreement") dated as of September 28, 2015, by and between Brainstorm Cell Therapeutics Ltd., a company incorporated under the laws of the State of Israel and maintaining its principal place of business at 12 Bazel St. Petach Tikva, Israel (the “Subsidiary”), and Chaim Lebovits (the "Executive"). This Amendment also serves as an amendment to the Option Agreement by and between Brainstorm Cell Therapeutics Inc. (the “Company”) and the Executive dated September 28, 2015 (the “Option Agreement”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 4 of Exhibit A to the Agreement is amended such that the following new subsection 4.4 be added to the end of Section 4 of Exhibit A:

4.4 Exercisability. Notwithstanding the foregoing, the final 83,781 shares (the “Pending Shares”) underlying such Options which are scheduled to vest from June 28, 2016 through August 28, 2016 shall not be exercisable when vested, unless and until the requisite vote of the stockholders of Brainstorm Inc. to approve an increase in the shared pool of shares available for issuance under the Brainstorm Inc. 2014 Global Share Option Plan and 2014 Stock Incentive Plan, sufficient to cover the exercise of all Pending Shares, which approval Brainstorm Inc. will use commercially reasonable best efforts to obtain promptly. If stockholder approval of such increase is not obtained on or before December 31, 2017, the Pending Shares can be cancelled by Brainstorm Inc.

2.	The “Vesting Schedule set forth in Exhibit A to the Option Agreement is amended such that the following new sentence be added to the end of the Vesting Schedule description:

Notwithstanding the foregoing, the final 83,781 shares (the “Pending Shares”) which are scheduled to vest from June 28, 2016 through August 28, 2016 shall not be exercisable when vested, unless and until the requisite vote of the stockholders of the Company to approve an increase in the shared pool of shares available for issuance under the Company’s 2014 Global Share Option Plan and 2014 Stock Incentive Plan, sufficient to cover the exercise of all Pending Shares, which approval the Company will use commercially reasonable best efforts to obtain promptly. If stockholder approval of such increase is not obtained on or before December 31, 2017, the Pending Shares can be cancelled by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date set forth above.

The Company:
BRAINSTORM CELL THERAPEUTICS LTD.	The Executive:

By: /s/Yoram Bibring	/s/ Chaim Lebovits
Name: Yoram Bibring	Chaim Lebovits
Title: Chief Financial Officer

The Parent:
BRAINSTORM CELL THERAPEUTICS INC.

By: /s/ Yoram Bibring
Name: Yoram Bibring
Title: Chief Financial Officer